Exhibit 99.1

Please direct media inquiries to:             Barbara Ciesemier
                                              Bankers Life and Casualty Company
                                              Ph: 312-396-7461
                                              E-mail:  b.ciesemier@banklife.com


                                              Doug Bennett Jr.
                                              Humana
                                              Ph: 502-580-3625
                                              E-mail: dbennett@humana.com


    Bankers Life and Casualty Company and Humana Announce Strategic Alliance to Offer Medicare Advantage Plans Through Bankers' Career Agency Force

Chicago, Ill. and Louisville, Ky. (July 22, 2009) - Bankers Life and Casualty Company and Humana today announced a strategic alliance under which Bankers will offer Humana's Medicare Advantage plans to its policyholders and consumers nationwide through their career agency force.

"We are pleased to be partnering with Humana to make their Medicare products available to our nearly 1.4 million policyholders and prospective customers," said Scott Perry, President of Bankers, the national life and health insurer focusing on the retirement market. "Humana's valuable portfolio of competitive products will provide a range of excellent options to address their health-related concerns. This relationship further positions us as a leading provider of supplemental health products to middle market senior Americans, and we look forward to a long and productive relationship."

Bankers will offer Humana's Medicare Advantage plans, along with its own line of Medicare supplement products, through its career sales force consisting of 5,270 agents in 244 sales offices across the United States.

"Bankers Life and Casualty shares Humana's commitment to protecting the futures of seniors by offering them products that meet their health care needs," said Lance Hoeltke, Vice President of Strategic Alliances with Humana. "We're proud to be in partnership with such a high-caliber team of sales professionals."

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                                                                  July 22, 2009

About Bankers Life and Casualty Company
---------------------------------------
Established in 1879 in Chicago, Bankers Life and Casualty Company focuses on the insurance needs of the retirement market. The nationwide company, a subsidiary of Conseco, Inc., offers a broad portfolio of life and health insurance retirement products designed especially for seniors. Visit us online at www.bankers.com.

About Humana
------------
Humana Inc., headquartered in Louisville, Ky., is one of the nation's largest publicly traded health and supplemental benefits companies, with approximately
10.4 million medical members. Humana is a full-service benefits solutions company, offering a wide array of health and supplementary benefit plans for employer groups, government programs and individuals.

Over its 48-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company's Web site at http://www.humana.com, including copies of:
Annual reports to stockholders
Securities and Exchange Commission filings
Most recent investor conference presentations
Quarterly earnings news releases
Replays of most recent earnings release conference calls
Calendar of events (includes upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors)
Corporate Governance Information

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